Exhibit (a)(12)


                  FORM OF NOTICE OF ACCEPTANCE AND CANCELLATION

TO:    [OPTION HOLDER]

RE:    OFFER TO EXCHANGE, DATED NOVEMBER 20, 2002

This notice confirms that on December [day], 2002, Cirrus Logic, Inc. ("Cirrus Logic") accepted and cancelled all of your options that you tendered for exchange pursuant to the Offer, which entitled you to purchase [number] shares of common stock of Cirrus Logic. Cirrus Logic will grant you New Options to purchase [number] shares of common stock of Cirrus Logic, on the terms and subject to the conditions described in the Offer to Exchange, dated November 20, 2002, as amended and supplemented on December 9, 2002. The New Options are expected to be granted on or promptly after [first trading day that is at least six months and one day after acceptance and cancellation date]. Capitalized terms used in this Form of Notice and not otherwise defined shall have the meaning given such terms in the Offer to Exchange.

If you have any questions about this confirmation, please contact Bonnie Niemtschk at (512) 851-4359 or Rosalind Chavoya at (512) 851-4371.